Exhibit 99.1

Devon Energy Announces Pricing and Expiration of Any and All Tender Offers

8/10/2016

OKLAHOMA CITY—(BUSINESS WIRE)—Devon Energy Corporation (NYSE: DVN) (the “Company” or “Devon Energy”) today announced the pricing, as set forth in the table below, and expiration of its previously announced tender offers (the “Offers”) to purchase for cash any and all of its outstanding 8.250% notes due 2018 and 6.300% notes due 2019.

Title of Security	CUSIP Number	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Principal Amount Tendered	Total Consideration(a)
8.250% notes due 2018(b)(c)	674812AK8	$125,000,000	0.750% UST due 7/31/2018	FIT1	+65 bps	$96,689,000	$1,128.44
6.300% notes due 2019(d)	25179MAH6	$700,000,000	0.750% UST due 7/15/2019	FIT1	+95 bps	$519,725,000	$1,107.70

(a)	Per $1,000 principal amount. Total Consideration (as defined below) calculated on the basis of pricing for the U.S. Treasury Reference Security as of 2:00 p.m., New York City time, on August 10, 2016.
(b)	Issuer: Devon OEI Operating, L.L.C.
(c)	Includes approximately $48 million principal amount of privately placed notes.
(d)	Issuer: Devon Energy Corporation.

The Offers were made pursuant to the terms and conditions set forth in the offer to purchase, dated August 4, 2016, and the related letter of transmittal and notice of guaranteed delivery (the “Tender Offer Documents”) to purchase for cash any and all of the 8.250% notes due 2018 (the “2018 Notes”) and the 6.300% notes due 2019 (the “2019 Notes” and, together with the 2018 Notes, the “Notes”) listed in the table above.

The Offers expired at 5:00 p.m., New York City time, on August 10, 2016 (such time and date, the “Expiration Date”). Holders of Notes were required to validly tender and not validly withdraw their Notes prior to or at the Expiration Date to be eligible to receive the Total Consideration.

The “Total Consideration” listed in the table above for each $1,000 principal amount of each series of Notes validly tendered and accepted for purchase pursuant to the Offers was determined in the manner described in the Tender Offer Documents by reference to a fixed spread specified in the table above plus the yield to maturity based on the bid-side price of the applicable U.S. Treasury Reference Security specified in the table above at 2:00 p.m., New York City time, on August 10, 2016.

According to information provided by D.F. King & Co., Inc., the tender and information agent for the Offers, $96,689,000 aggregate principal amount of the 2018 Notes and $519,725,000 aggregate principal amount of the 2019 Notes were validly tendered prior to or at the Expiration Date and not validly withdrawn. These amounts include $48,015,000 aggregate principal amount of 2018 Notes and $18,539,000 aggregate principal amount of the 2019 Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents, which remain subject to the holders’ performance of the delivery requirements under such procedures. The Company has accepted for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Date. The Settlement Date is expected to be August 11, 2016, although the settlement of Notes tendered pursuant to guaranteed delivery procedures is expected to be August 15, 2016.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the applicable last interest payment date up to, but not including, the date the Company makes payment for such Notes, which date is anticipated to be August 11, 2016 (the “Settlement Date”). The Company intends to make payment on Notes tendered by the guaranteed delivery procedures on August 15, 2016, but accrued interest will cease to accrue on the Settlement Date for all Notes accepted in the Offers, including those tendered by the guaranteed delivery procedures.

Devon Energy will fund the Offers with the net proceeds from previously completed asset sales and financing transactions. The Offers are being made to reduce the Company’s outstanding debt, including the debt of its subsidiaries.

Information Relating to the Offers

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are the Lead Dealer Managers for the Offers and the Co-Dealer Managers are CIBC World Markets Corp., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc. Investors with questions regarding the Offers may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect) or RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822 (collect). D.F. King & Co., Inc. is the tender and information agent for the Offers and can be contacted at (800) 967-4617 (toll-free) or (212) 269-5550 (collect).

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes, and the Offers do not constitute offers to buy or the solicitation of offers to sell Notes in any jurisdiction or in any circumstances in which such offers or solicitations are unlawful. The full details of the Offers, including complete instructions on how to tender Notes, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials incorporated by reference therein, because they will contain important information. The Tender Offer Documents may be downloaded from D.F. King & Co., Inc.’s website at www.dfking.com/dvn or obtained from D.F. King & Co., Inc., free of charge, by calling toll-free at (800) 967-4617 (bankers and brokers can call collect at (212) 269-5550).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, the Company’s ability to complete any of the Offers and reduce its outstanding indebtedness and the other risks identified in the offer to purchase relating to the Offers, the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

About Devon

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon Energy operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The Company is the second-largest oil producer among North American onshore independents. For more information, visit www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Chris Carr, 405-228-2496

Media Contact

John Porretto, 405-228-7506

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